Exhibit 99.1

Elizabeth Yeu, M.D. and K. Peony Yu, M.D. Appointed to STAAR Surgical Board of Directors

LAKE FOREST, CA, January 26, 2021 --- STAAR Surgical Company (NASDAQ: STAA), a leading developer, manufacturer and marketer of implantable lenses and companion delivery systems for the eye, today announced the appointments of Elizabeth Yeu, M.D., Partner, Virginia Eye Consultants, and K. Peony Yu, M.D., retired Chief Medical Officer, FibroGen Inc., to its Board of Directors, effective January 21, 2021.

“The addition of Dr. Elizabeth Yeu and Dr. K. Peony Yu to our Board of Directors illustrates STAAR’s commitment to excellence, the surgeon community and growth," said Dr. Gil Kliman, Chairman of the Nominating and Governance Committee of STAAR Surgical’s Board of Directors. "Elizabeth is a renowned, highly-respected ophthalmic surgeon, and thought leader within the Ophthalmology community. For several years, she has served as a member of the Executive Committee of the American Society of Cataract and Refractive Surgery. Peony is an accomplished physician and healthcare executive who, with more than 25 years of biomedical leadership and patient care experience, has led key clinical programs and global product approvals. Elizabeth and Peony collectively bring a wealth of additional clinical, business and growth perspectives, and we are delighted to have both doctors join STAAR’s Board.”

“As we pursue our strategic imperative of leading the lens-based future of refractive vision correction, I couldn’t be more thrilled to have Elizabeth and Peony join our Board,” said Caren Mason, President and CEO of STAAR Surgical. “Their significant medical and industry expertise will provide valuable contributions as we aim to facilitate visual freedom for patients with our EVO family of implantable Collamer® lenses, accelerate our company’s growth and capture refractive market share, globally.”

STAAR also reported today that Mr. John Moore, who has served as a member of the Board of Directors since 2008, has chosen to retire from the Board of Directors when his current term expires, effective at STAAR’s 2021 Annual Shareholders Meeting. Mr. Silverman, STAAR’s chairman of the Board of Directors said, “John’s contributions to STAAR over the past 12 years have been significant and meaningful. We relied on John’s technical expertise, and have valued his insights in shaping the company’s growth and supporting STAAR’s leadership team.  The entire Board is thankful for John’s service to STAAR and wish John and his family all the best following his retirement.”

The other current members of STAAR’s Board of Directors include Stephen Farrell, Thomas Frinzi, Gilbert Kliman, M.D., Caren Mason, and Louis Silverman.

About Elizabeth Yeu, M.D.

Dr. Elizabeth Yeu, M.D., has been a Partner at Virginia Eye Consultants since 2014. She also currently serves as Secretary and a member of the Executive Committee of the American Society of Cataract and Refractive Surgery (ASCRS). Dr. Yeu is a nationally recognized ophthalmologist and educator. She has authored hundreds of articles and is a frequent lecturer in the areas of refractive cataract surgery, anterior segment reconstruction, ocular surface disease management and surgical management of astigmatism. Dr. Yeu was voted to The Ophthalmologist's Power List 2020, Top 100; Power List 2019, Emerging Leader; Power List 2017, Rising Stars; and 2015 Top 40 Under 40. She was identified as a Clinical Rising Star 2018 by the Ophthalmic Innovations Summit (OIS), was recognized as a Castle Connelly Top Doc 2016-2019 and received the Castle Connelly Exceptional Women in Medicine Award in 2017. Dr. Yeu earned her medical degree through an accelerated and combined undergraduate/medical school program at the

University of Florida College of Medicine. Dr. Yeu completed her residency at Rush University Medical Center and fellowship in cornea, anterior segment and refractive surgery at Baylor College of Medicine.

About K. Peony Yu, M.D.

K. Peony Yu, MD brings more than 25 years of biomedical leadership, patient care, and medical device development experience with expertise in clinical and regulatory process, and with multiple prior successful product approvals for patients in multiple global regions, including US, Europe, China, Japan, and others. Dr, Yuserved as Chief Medical Officer, FibroGen Inc., a publicly-traded biopharmaceutical company until December 2020. She initially joined FibroGen in 2008 as Vice President, Clinical Development. Prior to joining FibroGen, Dr. Yu served as Vice President of Clinical Research at Anesiva Inc, following roles of increasing responsibilities in Clinical Development at ALZA Corporation, Johnson & Johnson; Pain Therapeutics Inc. (now Cassava Sciences Inc); and Elan Corporation plc (now Perrigo Company plc). Earlier in her career, Dr. Yu was Head of the Department of Physical Medicine & Rehabilitation at the Palo Alto Medical Foundation. Dr. Yu received a B.S. in Chemical Engineering from University of California, Davis, and an M.D. from the UC Davis School of Medicine. She completed her residency training at Stanford University School of Medicine.

About STAAR Surgical

STAAR, which has been dedicated solely to ophthalmic surgery for over 30 years, designs, develops, manufactures and markets implantable lenses for the eye, with companion delivery systems. These lenses are intended to provide visual freedom for patients, lessening or eliminating the reliance on glasses or contact lenses. All of these lenses are foldable, which permits the surgeon to insert them through a small incision. STAAR’s lens used in refractive surgery is called an Implantable Collamer® Lens or “ICL,” which includes the EVO Visian ICL™ product line. More than 1,000,000 Visian® ICLs have been implanted to date and STAAR markets these lenses in over 75 countries. To learn more about the ICL go to: www.discovericl.com.  Headquartered in Lake Forest, CA, the company operates manufacturing and packaging facilities in Aliso Viejo, CA, Monrovia, CA and Nidau, Switzerland. For more information, please visit the Company’s website at www.staar.com.

CONTACT:Investors & Media

Brian Moore

Vice President, Investor, Media Relations and Corporate Development

(626) 303-7902, Ext. 3023

bmoore@staar.com

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